     As filed with the Securities and Exchange Commission on August 6, 1999
                                Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                        CAPITAL ONE FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)

                                   ----------

          Delaware                                            54-171854
(State or other jurisdiction                               (I.R.S. Employer
 of incorporation or organization)                         Identification No.)

                                   ---------

                      2980 Fairview Park Drive, Suite 1300
                        Falls Church, Virginia 22042-4525
                        (Address, including zip code, of
                    Registrant's principal executive offices)

                                   ----------

                        CAPITAL ONE FINANCIAL CORPORATION
                            1994 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                                   ----------

                           JOHN G. FINNERAN, JR., Esq.
                     Senior Vice President, General Counsel
                             and Corporate Secretary
                      2980 Fairview Park Drive, Suite 1300
                        Falls Church, Virginia 22042-4525
                                 (703) 205-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                   ----------

                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of Security  Amount to be Proposed Maximum Proposed Maximum   Amount of
to be Registered    Registered   Offering Price     Aggregate     Registration
                                   Per Unit (2)    Offering Price       Fee
-----------------  ------------ ---------------- ---------------- --------------
Stock Options (1)     850,000       $22.5833       $19,195,805      $5,336.44
=================  ============ ================ ================ ==============

(1) Represent options to purchase shares of common stock, $.01 par value ("Common Stock"), of the Registrant issuable under the Registrant's 1994 Stock Incentive Plan (the "Plan") in consideration for the agreement of a recipient to forgo certain potential incentive compensation payments. The shares of Common Stock issuable upon the exercise of the Stock Options either were registered previously under the Securities Act of 1933, as amended, pursuant to Registration Statement 333-78067 (dated May 7, 1999), or will be registered before the Stock Options are exercised.

(2) Purchase price of the Stock Options registered for sale under the Plan.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     The following documents, heretofore filed by Capital One Financial Corporation (the "Registrant") with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference in this Registration Statement, except as superseded or modified as described herein:

(a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

(b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.

(c) The Registrant's Current Reports on Form 8-K, dated January 19, 1999, April 15, 1999, April 30, 1999, May 5, 1999 and July 15, 1999.

(d) The Registrant's Proxy Statement on Schedule 14A dated March 20, 1999 for its 1999 Annual Meeting provided, however, that the information referred to in Item 402(a)(8) of Regulation S-K promulgated by the SEC shall not be deemed to be specifically incorporated by reference herein.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any such incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other incorporated document subsequently filed (or in this Registration Statement, with respect to an incorporated document filed prior to the filing hereof), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

     The Board of Directors of the Registrant has approved, under the Registrant's 1994 Stock Incentive Plan (the "Plan"), a Supplemental Special Option Program under which eligible employees in "Tier 3" and "Tier 4" who were hired or promoted after April 29, 1999 and on or before July 22, 1999 are entitled to elect to forgo certain potential incentive compensation payments and receive in consideration stock options issued under the Plan (the "Stock Options"). Each Stock Option will entitle the holder to purchase shares of Common Stock at an exercise price per share equal to the higher of (i) the fair market value (as defined by the Plan) of the common stock on April 29, 1999 or
(ii) the fair market value (as defined by the Plan) of the Common Stock on the date of grant. Each Stock Option will expire on April 29, 2009. Upon the termination of employment of the holder, the Stock Option will be forfeited if not then vested and the Stock Option will remain exercisable (if vested) only for a period of three months from the date of termination, except that, in the event of the death of the holder or the termination of the holder's employment due to disability, the Stock Option, to the extent that it was exercisable on the date of such death or termination, shall remain exercisable for a period of one year (but in each case not beyond April 29, 2009).

     The Stock Options will vest if the value of the Common Stock attains a preestablished market price target on or before June 15, 2002, as more fully set forth in the Stock Option agreements. If the option does not vest as set forth above, it will vest in full on April 29, 2008. Notwithstanding these vesting rules, unless previously terminated, all options will become fully vested upon a Change of Control (as defined by the Plan).

     Generally, the Stock Options are nontransferable except by will or by the laws of descent and distribution and, during the lifetime of an employee, may be exercised only by the employee. However, a Tier 3 employee may transfer a Stock Option to (i) the spouse, children or (with respect to employees in the United States only) grandchildren of the Tier 3 employee ("Immediate Family Members"),
(ii) a trust or trusts for the exclusive benefit of the employee and/or such Immediate Family Members, or (iii) a partnership in which the employee and/or such Immediate Family Members are the only partners, provided that: no consideration is paid to the Tier 3 employee in connection with the transfer; in the event of a transfer to an individual, the Stock Option is exercisable, during the Tier 3 employee's lifetime, only by the transferee or by his or her guardian or legal representative; following a transfer, the Tier 3 employee retains no right or reversion in the Stock Option (or the underlying Common Stock upon exercise) and has no right to alter or amend the Stock Option or revoke the transfer; and subsequent transfer of the Stock Option by the transferee (excluding transfers by will or by the laws of descent and distribution) is prohibited. Following transfer, a Stock Option generally will continue to be subject to the same terms and conditions as were applicable to the Stock Option immediately before transfer.

     Under the Plan, in the event of a stock dividend, stock split or combination of shares, spin-off, recapitalization or merger in which the Registrant is the surviving corporation or other change in the Registrant's capital stock, the number and kind of shares subject to the Stock Options, the exercise price and other relevant provisions of the Stock Options are subject to appropriate adjustment by the Compensation Committee of the Registrant's Board of Directors, whose determination is binding on all persons.

Item 5.  Interests of Named Experts and Counsel.

     John G. Finneran, Jr., Senior Vice President, General Counsel and Corporate Secretary of the Registrant, who has rendered the opinion attached hereto as
Exhibit 5, owns approximately 19,071 shares of Common Stock and holds options to purchase an additional 338,571 shares of Common Stock issued under the Plan.


Item 6.  Indemnification of Directors and Officers.

     Under Section 145 of the General Corporation Law of the State of Delaware (the "GCL"), a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of such corporation if such person acted in good faith and in a manner he or she reasonably believed to be in and not opposed to the best interest of the corporation and, with respect to a criminal action or proceeding, such person had no reasonable cause to believe that his or her conduct was unlawful, except that, in the case of any action or suit by or in the right of the corporation, no indemnification is permitted if the person shall be adjudged liable to the corporation other than indemnification for such expenses as a court shall determine such person is fairly and reasonably entitled to.

     Article XI of the Registrant's  Restated  Certificate of Incorporation  and
Section 6.7 of the Registrant's By-laws provide, in general, for mandatory indemnification of directors and officers to the fullest extent permitted from time to time by the GCL or any other applicable law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of the Registrant itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

     Under Article X of the Registrant's Restated Certificate of Incorporation, a director of the Registrant is not personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant also maintains a directors and officers insurance policy generally covering the activities for which such persons are entitled to indemnification.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

    Exhibit
     Number         Description                           Reference
     ------         -----------                           ---------

         5          Opinion of Counsel                    Filed herewith

      23.1          Consent of Counsel                    Contained in Exhibit 5

      23.2          Consent of Independent Auditors       Filed herewith

Item 9.  Undertakings.

(a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act").

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
     Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on the 6th day of August, 1999.


                                      CAPITAL ONE FINANCIAL CORPORATION




                                      By  /s/ John G. Finneran, Jr.
                                          --------------------------------------
                                          John G. Finneran, Jr.
                                          Senior Vice President, General Counsel
                                           and Corporate Secretary


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David M. Willey and John G. Finneran, Jr., Esq. his true and lawful attorney-in-fact and agent, for him, with full power of substitution and resubstitution, for him and in his name, place and stand, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated below on the 6th day of August, 1999.



         SIGNATURE                                  TITLE



/s/ Richard D. Fairbank
------------------------         Director, Chairman and Chief Executive Officer
Richard D. Fairbank              (Principal Executive Officer)



/s/ Nigel W. Morris
------------------------         Director, President and Chief Operating Officer
Nigel W. Morris


/s/ David M. Willey
------------------------         Senior Vice President, Corporate Financial
David M. Willey                  Management and Treasurer
                                 (Principal Accounting and Financial Officer)


/s/ W. Ronald Dietz
------------------------         Director
W. Ronald Dietz


/s/ James A. Flick, Jr.
------------------------         Director
James A. Flick, Jr.


/s/ Patrick W. Gross
------------------------         Director
Patrick W. Gross


/s/ James V. Kimsey
------------------------         Director
James V. Kimsey


/s/ Stanley I. Westreich
------------------------         Director
Stanley I. Westreich

                                  Exhibit Index

Exhibit                                                           Sequential
Number                   Description                              Page Number
------                   -----------                              -----------
   5                     Opinion of Counsel                             9

23.2                     Consent of Independent Auditors               10

[CAPITAL ONE LETTERHEAD]
                                                                       Exhibit 5


                                                  August 3, 1999



Board of Directors
Capital One Financial Corporation
2980 Fairview Park Drive, Suite 1300
Falls Church, Virginia  22042

Gentlemen:

     As the General Counsel of Capital One Financial Corporation (the "Company"), I have participated in the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), with respect to the offer and sale of stock options of a maximum aggregate dollar amount of $19,195,805 ("Stock Options"), exercisable to purchase shares of Common Stock, par value $.01 per share, of the Company, to be issued pursuant to the Capital One Financial Corporation 1994 Stock Incentive Plan (the "Plan"). I am familiar with the Registration Statement and have examined such corporate documents and records, including the Plan, and such matters of law as I have considered appropriate to enable me to render the following opinion.

     On the basis of the foregoing, I am of the opinion that the Stock Options, when issued consistent with the terms of the Plan and the related resolutions of the Board of Directors and the Compensation Committee, will be binding obligations of the Company enforceable against the Company in accordance with their terms and conditions.

     I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to me under the caption "Interests of Named Experts and Counsel" in the Registration Statement.


                                                     Very truly yours,

                                                     /s/ John G. Finneran, Jr.

                                                     John G. Finneran, Jr., Esq.
                                                     General Counsel

                                                                    Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Capital One Financial Corporation 1994 Stock Incentive Plan of our report dated January 19, 1999, with respect to the consolidated financial statements of Capital One Financial Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



/s/ Ernest & Young, LLP
-----------------------
Washington, D.C.
August 3, 1999